Registration No. 333-___________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

ROYALE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

California	33-0224120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Donald H. Hosmer
7676 Hazard Center Drive, Suite 1500	7676 Hazard Center Drive, Suite 1500
San Diego, California 92108	San Diego, California 92108
619-881-2800
(Address, including zip code of registrant's principal executive office)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Individual Compensation to Director
(Full Title of the Plan)

Copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512-499-3600
512-499-3660 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share	58,841	$3.82	224,773	$6.90

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the common stock as reported by the NASDAQ Stock Market on July 3, 2007.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8. Information required by Part I (Items 1 and 2) will, to the extent applicable, be included in documents sent or given to participants pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the "Securities Act").

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference

The following documents filed by the registrant (SEC file number 0-22750) with the Commission are hereby incorporated by reference:

Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on April 16, 2007

Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the Commission on May 15, 2007

Form 8-K filed with the Commission on May 12, 2006

Form 8-K filed with the Commission on March 31, 2006

Schedule 14A, Devinitive Proxy Statement filed with the Commission on May 11, 2007

     All documents subsequently filed by the registrant pursuant to Sections 13(a) 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities remaining then unsold.

Item 4 Description of Securities

Not applicable

Item 5 Interest of Named Experts and Counsel

Not applicable

Item 6 Indemnification of Directors and Officers

Under Article IV of our Articles of Incorporation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by California law. The California Corporations Code allows corporations, including Royale Energy, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties. The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

Our Articles of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

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Item 7 Exemption from Registration Claimed

Not applicable.

Item 8 Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Identification of Exhibit

5.4	Opinion of Strasburger & Price, LLP, regarding legality
23.7	Consent of Counsel (included in Exhibit 5.4)
23.8	Consent of Sprouse & Anderson, LLC, independent public accountants
23.9	Consent of WZI, Inc., independent petroleum engineers
99.1	Identification of Director whose shares are registered pursuant to this Registration Statement

Item 9 Undertakings

The undersigned registrant undertakes:

(a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) include any prospectus required by section 10(a)(3) of the Securities Act.

                (2)        reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To include any additional or changed material information on the plan of distribution.

       (b)    That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report as required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Because indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant according to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the

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Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 11, 2007.

Royale Energy, Inc.

/s/ Donald H. Hosmer
Donald H. Hosmer, President and Chief Executive Officer

/s/ Stephen M. Hosmer
Stephen M. Hosmer, Executive Vice President / Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Date:	June 11,. 2007	/s/ Harry E. Hosmer
Harry E. Hosmer, Chairman of the Board of Directors

Date:	June 11,. 2007	/s/ Donald H. Hosmer
Donald H. Hosmer, President, Chief Executive Officer and Director

Date:	June 11,. 2007	/s/ Stephen M. Hosmer
Stephen Hosmer, Executive Vice President / Chief Financial Officer and Director

Date:	June 11, 2007	/s/ Gary Grinsfelder
Gary Grinsfelder, Director

Date:	June 11, 2007	/s/ Tony Hall
Tony Hall, Director

Date:	June 11,. 2007	/s/ Oscar A. Hildebrandt
Oscar A. Hildebrandt, Director

Date:	June 11,. 2007	/s/ Gilbert C. L. Kemp
Gilbert C. L. Kemp, Director

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Date:	June 11, 2007	/s/ George M. Watters
George M. Watters, Director

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